Exhibit 10.1

May 2, 2014

Ms. Ann Johnson

[Address]

Dear Ann:

The purpose of this letter is to confirm that you have resigned from your employment with Qualys, Inc., effective May 2, 2014, and that Qualys has accepted your resignation effective that date (“Separation Date”). The purpose of this letter is to describe the pay and benefits that will be provided to you, including the terms of the severance package we have discussed and informally agreed upon, conditioned upon your execution of this Agreement.

Whether or not you sign this Agreement, you will be provided the following:

•	Wages: On the Separation Date you will be provided with your final check paying you through the Separation Date, as well as any accrued but unused vacation less standard withholding and deductions.

•	Commissions: If applicable, all commissions earned and accrued through the Separation Date, to the extent not included in your final check, will be paid out as soon as they can reasonably be calculated.

•	Benefits: Medical, dental and vision benefit coverage under the Qualys plan will continue through May 31, 2014. Any remaining continuation and/or conversion rights to health insurance benefits will be as provided by applicable law, including COBRA, and will follow under separate letter.

•	Stock: Under the Qualys Incentive Stock Plan, you have not vested in any equity awards as of the Separation Date and you will not vest in any equity awards.

Except as provided for above, you are not entitled to any other or further compensation, remuneration, reimbursement, payments, options, stock, or other equity issue of or from Qualys.

Qualys, Inc.

1600 Bridge Parkway Redwood Shores, CA 94065

T 650 801 6100 F 650 801 6101 www.qualys.com

Our Severance Package Offer: As we have discussed, Qualys is also offering you a severance package in an effort to ensure an amicable and smooth separation, as detailed in this Agreement between you and Qualys. In consideration for the covenants and promises herein, and provided you sign this Agreement and it becomes effective, you will be provided with the following benefits:

•	Qualys will pay you within twenty (20) days of the effective date of this Agreement a lump sum severance equal to three (3) months of your base salary, for a total severance payment of $62,500.00, less standard withholding and deductions.

•	Qualys will not contest any claim for unemployment insurance that you may file.

Your Agreements If You Accept Our Offer: In consideration for the above severance package and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, your signature below indicates your agreement as follows:

1. In keeping with our intent to allow for an amicable separation, and as part of our accord, and deeming this Agreement to be fair, reasonable, and equitable, and intending to be legally bound hereby, you agree to and hereby do release any and all claims you may have against Qualys, whether you are aware of them or not, as follows.

•	You agree that for yourself (and for each of your heirs, executors, administrators and assigns), you forever and irrevocably fully release and discharge Qualys (including any subsidiary or affiliated entities, and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives) from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which you now have, have had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, or transaction before the date of this Agreement, including but not limited claims relating to your employment with Qualys and your separation from Qualys.

•	This is a General Release. You expressly acknowledge that this General Release includes, but is not limited to, your release of any tort and contract claims, arbitration claims, claims under any local, state or federal law, wage and hour law, wage collection law or labor relations law, and any claims of discrimination on the basis of age, race, sex, religion, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, harassment or retaliation, any other law whatsoever relating to employment.

•	Your release of claims includes but is not limited to claims under the following federal laws: Title VII Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination In Employment Act, as amended by the Older Workers Benefit Protection Act (29 U.S.C. §§ 621 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Genetic Information Nondiscrimination Act, and the Employee Retirement Income Security Act.

•	Your release of claims also includes but is not limited to claims under the following state laws: the New Jersey Law Against Discrimination; the Conscientious Employee Protection Act; the New Jersey Family Leave Act, and any other state laws and regulations relating to employment.

•	This Agreement is a general release and applies not only to known claims based on facts you are currently aware of but also to unknown claims based on facts you are not aware of. It is therefore your intention in executing this Agreement to waive and relinquish all rights and benefits to all claims whether presently known or unknown, including any claims which you do not know or suspect to exist in your favor at the time of executing the release and which, if known by you, would have materially affected your settlement with Qualys.

•	This release is not intended to encompass claims that cannot be released by private agreement, including claims for unemployment benefits. Nor is this release intended to prevent you from filing a statutory claim concerning employment with the Qualys or the termination thereof with the federal Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state agencies. However, if you do so, or if any such claim is prosecuted in your name before any court or administrative agency, you waive and agree not to take any award of money or other damages from such suit.

2. Also, you understand that this Agreement is not an admission of liability by Qualys concerning any of the claims released above or otherwise and that Qualys does not admit but denies any violation of your legal rights.

3. You agree to keep confidential any trade secret, business or proprietary information which you acquired during your employment with Qualys, including, but not limited to, any Qualys marketing, technology, or sales information, plans, or strategies. This is intended to cover any information of a nature not normally disclosed by Qualys to the general public.

4. You agree that every term of this Agreement, including, but not limited to, the fact that an agreement has been reached and the amount paid, shall be treated by you as strictly confidential, and expressly covenant not to display, publish, disseminate, or disclose the terms of this Agreement to any person or entity. You also agree not to voluntarily aid, participate or cooperate in any way in the prosecution or commencement of any action, claim or lawsuit against Qualys by any third party.

5. You agree to return immediately to Qualys any and all property of Qualys, including any files and any documents prepared for or by Qualys.

6. You agree to refrain from making any derogatory or disparaging remarks, statements or communications about Qualys, and Qualys likewise agrees that its Executive Team will refrain from making any derogatory or disparaging remarks, statements or communications about you.

Qualys’s Additional Agreements: As additional consideration for the releases set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Qualys’s signature below indicates its agreement as follows:

1. Qualys agrees to and hereby does release any and all claims it may have against you, whether it is aware of them or not, as follows.

•	Qualys agrees that for itself, any subsidiary or affiliated entities, and its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives, it forever and irrevocably fully releases and discharges you and your heirs, executors, administrators and assigns, from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which it now has, has had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, or transaction before the date of this Agreement, including but not limited claims relating to your employment with Qualys and your separation from Qualys.

•	This is a General Release. Qualys expressly acknowledges that this General Release includes, but is not limited to, its release of any tort and contract claims, arbitration claims, claims under any local, state or federal law.

•	This Agreement is a general release and applies not only to known claims based on facts Qualys is currently be aware of but also to unknown claims based on facts Qualys is not aware of. It is therefore Qualys’s intention in executing this Agreement to waive and relinquish all rights and benefits to all claims whether presently known or unknown, including any claims which Qualys does not know or suspect to exist in its favor at the time of executing the release and which, if known by Qualys, would have materially affected its settlement with you.

•	This release is not intended to encompass claims that cannot be released by private agreement.

2. Also, Qualys understands that this Agreement is not an admission of liability by you concerning any of the claims released above or otherwise and that you do not admit but deny any violation of any type.

3. Qualys agrees that every term of this Agreement, including, but not limited to, the fact that an agreement has been reached and the amount paid, shall be treated by Qualys as strictly confidential, and expressly covenant not to display, publish, disseminate, or disclose the terms of this Agreement to any person or entity, except as required by law (including but not limited to form 8-K disclosure requirements of the Securities and Exchange Commission), and except as may be required on a strictly need to know basis during the ordinary course of business. Qualys also agrees not to voluntarily aid, participate or cooperate in any way in the prosecution or commencement of any action, claim or lawsuit against you by any third party.

Other Information Concerning this Agreement:

Please read this Agreement carefully. We will hold this offer open for 21 days, although we would hope to conclude this matter as quickly as possible. Your signing this Agreement will acknowledge that you are advised to consult with legal counsel, if you so desire. If the terms stated above are acceptable, please confirm your acceptance and agreement by signing your name below in front of a witness, and then return to me the original Agreement signed by you. Obviously, you can make a copy of the Agreement for yourself. You may revoke this Agreement at any time within seven days after you have signed this Agreement. Revocation shall be made by delivering written notice of revocation to Human Resources at 1600 Bridge Parkway, Redwood Shores, CA 94065,

and must be received no later than the seventh day after you sign the Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired and only provided you have not exercised your right to revocation.

Your signature below will indicate that you are entering into this Agreement freely and with a full understanding of its terms, and that you acknowledge the payment described above is not an employment benefit to which you are otherwise entitled. No changes to this Agreement will be valid unless in writing and signed by both you and me. This Agreement supersedes any previous agreements or understandings between you and Qualys, including but not limited to your November 7, 2013 Offer Letter, except that it does not supersede any non-disclosure, confidentiality and/or proprietary information agreements or obligations between you and Qualys specifically including those set forth in your Employee Proprietary Information and Inventions Agreement.

I thank you for your service to Qualys and wish you the best of luck in your future endeavors. If you have any questions or if there is anything that I can do to help you, please feel free to contact me.

Very truly yours,

/s/ Rima Touma Bruno
Rima Touma Bruno
VP, Human Resources

I, ANN JOHNSON, HAVE READ AND UNDERSTAND THIS AGREEMENT, AND I ENTER INTO IT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS EFFECT.

/s/ Ann Johnson	5-2-2014
Signature – Ann Johnson	Date

/s/ Bruce Posey	5-2-2014
Witness	Date

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